Exhibit 10.12.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 1, 2012, is entered into by and between GRAYMARK HEALTHCARE, INC, an Oklahoma corporation (“GRMH”), and STANTON NELSON, an individual (the “Executive” and collectively with GRMH, the “parties” or individually the “party”).

WHEREAS, GRMH desires to continue to employ the Executive and the Executive desires to continue to serve GRMH, upon the terms and subject to the conditions contained in this Agreement; and

WHEREAS, the Executive has served as the Company’s Chief Executive Officer pursuant to the terms and conditions of an employment agreement made effective October 1, 2009 (the “Prior Employment Agreement”); and

WHEREAS, the parties desire to amend and restate the Prior Employment Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, GRMH and the Executive agree as follows:

1. Employment. GRMH hereby employ the Executive as an employee and Chief Executive Officer, and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement. Subject to the terms of this Agreement, the employment relationship of the Executive with GRMH is “at will” and either can terminate this Agreement with or without cause as provided in this Agreement.

2. Executive’s Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive’s best efforts and due diligence to the performance of his duties and responsibilities consistent with his position and with developing and maintaining a quality business operation.

2.1.	Specific Duties. The Executive will serve as the Chief Executive Officer of GRMH or such other position and title as GRMH and Executive shall mutually determine from time to time. The Executive will use the Executive’s best efforts to perform all of the services required to fully and faithfully execute the offices and positions to which the Executive is appointed and such other services as may be reasonably directed by GRMH in accordance with this Agreement.

2.2.	Rules and Regulations. GRMH may adopt an employee manual which addresses frequently asked questions regarding employee relations with GRMH. The employee manual will be subject to change without notice in the sole discretion of GRMH at any time. The Executive agrees to comply with the applicable employee manual except to the extent inconsistent with this Agreement. In the event of a conflict between the employee manual and this Agreement, this Agreement will control over the terms of the employee manual.

3. Other Activities. Except for the activities (the “Permitted Activities”) expressly approved by the Board of Directors of GRMH in writing, during the term of this Agreement, the Executive will not: (a) serve as an officer or director of any corporation, partnership, company or firm whose securities are publicly traded; (b) except for passive investments that do not violate this Agreement and do not interfere with the full time employment of Executive, serve as a general partner, manager or officer of any corporation, partnership, limited liability company, other company or firm; or (c) directly or indirectly invest in, participate in or acquire an interest in any company, business or entity which is engaged, directly or indirectly, in providing sleep disorder diagnostic services, sleep therapy or re-supply services. The limitations in this Section 3 will not prohibit a passive investment by the Executive in publicly traded securities where the equity interest owned by the Executive does not exceed 2% of the total outstanding equity interests of the publicly traded company. The Executive shall disclose in writing to the Board of Directors of GRMH all above Permitted Activities at the time of the execution of this Agreement and thereafter upon written request.

4. Executive’s Compensation. GRMH agrees to compensate the Executive, subject to the terms of this Agreement, as follows:

4.1.	Base Salary. An annual base salary (the “Base Salary”) of not less than One Hundred Ninety Nine Thousand Dollars ($199,000), payable in approximate equal installment in accordance with GRMH’s customary payroll practices. The parties agree that the Base Salary shall have effective from January 1, 2012. Executive’s salary may be increased, but not decreased, pursuant to an annual review by GRMH’s Compensation Committee. In the event the Executive’s Base Salary is increased, the increased amount will then constitute the Base Salary for all purposes of this Agreement.

4.2.	Bonus. In addition to the Base Salary described at Section 4.1 of this Agreement, GRMH may periodically review and may pay bonus compensation to the Executive. Any bonus compensation determined to be paid, if any, will be at the absolute discretion of GRMH in such amounts and at such times as GRMH may determine.

4.3.	Benefits. During the term of this Agreement, the Executive shall be entitled to participate in any employee benefit plans and programs which are maintained by GRMH for and generally available to employees of GRMH, all in accordance with the terms of such plans and programs. In addition, the Executive shall be entitled to participate in any employee benefit plans and programs that are maintained by GRMH for and generally available to its executive officers, all in accordance with the terms of such plans and programs. GRMH shall reimburse the Executive for all reasonable and ordinary expenses incurred by him on behalf of GRMH in the course of the Executive’s duties upon the presentation by the Executive of appropriate documentation substantiating the amount of and purpose for which such expenses were incurred, in accordance with GRMH policy. The Executive will be entitled to take up to four (4) weeks of paid vacation each calendar year during the term of this Agreement, without carryover to the following calendar year.

4.4.	Compensation Review. The compensation of the Executive will be reviewed not less frequently than annually by GRMH.

5. Termination. Notwithstanding any other provision of this Agreement, Executive’s employment may be terminated at any time by GRMH or the Executive with or without cause, subject to the terms and conditions of this Section 5.

5.1.	Termination by Company.

5.1.1. Termination without Cause. GRMH may terminate this Agreement without cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination not sooner than thirty (30) days after the date of such notice (the “Termination Date”). In the event this Agreement is terminated without cause by GRMH (i) GRMH will pay to Executive within thirty (30) days of the Termination Date in a single lump sum payment (A) his earned but unpaid Base Salary and accrued vacation pay through the Termination Date and (B) an amount equal to one and one-half times (1.5X) his then Base Salary less all applicable federal and state payroll tax withholding (if any); (ii) GRMH will maintain in full force and effect, for the continued benefit of Executive (and his spouse and his dependents, as applicable) for a period of eighteen (18) months following the Termination Date, the medical, hospitalization, and dental programs in which Executive (and his spouse and his dependents, as applicable) participated immediately prior to the Termination Date, at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Executive for such benefits) as existed immediately prior to the Termination Date, provided, if Executive (or his spouse) is eligible for Medicare or a similar type of governmental medical benefit, such benefit shall be the primary provider before GRMH medical benefits are provided, and if Executive becomes reemployed with another employer and is eligible to receive medical, hospitalization and dental benefits under another employer-provided plan, the medical, hospitalization and dental benefits described herein shall be secondary to those provided under such other plan during the applicable period; (iii) GRMH will reimburse Executive, pursuant to GRMH’s policy, for reasonable business expenses incurred, but not paid, prior to the Termination Date; (iv) Executive will be entitled to any other rights, compensation or benefits as may be due to Executive following such termination to which he is otherwise entitled in accordance with the terms and provisions of any plans or programs of the Company; and (v) all unvested stock options issued to Executive pursuant to GRMH’s 2008 Long-Term Incentive Plan shall vest immediately prior to the Termination Date and be exercisable by Executive for one (1) year after the Termination Date (clauses (i) through (v) being referred to herein as the “Severance Compensation”).

Provided however, no portion of the Severance Compensation shall be due or payable to Executive after the Termination Date in the event that Executive shall assert or claim that any part of any this Agreement (including but not limited to Sections 6, 7, 8 or 9) is invalid or unenforceable, in whole or part.

5.1.2. Termination for Cause. GRMH may terminate this Agreement for Cause upon written notice and such termination will not be a breach of this Agreement by the GRMH. “Cause” means termination of employment for one of the following reasons: (i) the conviction of Executive by a federal or state court of competent jurisdiction or a plea of guilty or no contest to a felony which relates to the Executive’s employment at the GRMH; (ii) an act or acts of dishonesty taken by Executive and intended to result in substantial personal enrichment of Executive at the expense of GRMH or any affiliate; or (iii) Executive’s “willful” failure to follow a direct lawful written order from the Board of Directors of GRMH, within the reasonable scope of Executive’s duties, which failure is not cured within thirty (30) days after receipt of written notice specifically identifying said failure. For purposes of the definition of “Cause”, no act or failure to act on Executive’s part shall be deemed “willful” unless done or omitted to be done by Executive, not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of GRMH. In the event this Agreement is terminated for

Cause by GRMH, (a) the Executive shall be entitled to receive all compensation, reimbursements and benefits under this Agreement that are either payable to the Executive or that are earned by the Executive as of the Termination Date, and (b) GRMH will not have any obligation to provide any further payments or benefits to the Executive after the effective date of such termination. This Agreement will not be deemed to have terminated for Cause unless a written determination specifying the reasons for such termination shall be made and delivered to the Executive by GRMH. Thereafter, the Executive shall have the right for a period of thirty (30) days to request a GRMH meeting to be held at a mutually agreeable time and location within such thirty (30) days and attended by the governing body (or a representative appointed for this purpose) of GRMH then serving, at which meeting the Executive will have an opportunity to be heard.

5.2.	Termination by Executive.

5.2.1. Termination Without Cause. The Executive may voluntarily terminate this Agreement without cause by the service of written notice of such termination to GRMH specifying an effective date of such termination thirty (30) days after the date of such notice, during which time Executive may use remaining accrued vacation days or, at the option of GRMH, be paid for such days. In the event this Agreement is terminated without cause by the Executive, (i) the Executive shall be entitled to receive all compensation, reimbursements and benefits hereunder that are either payable to the Executive or that had been earned by the Executive as of the Termination Date, and (ii) GRMH will have no further obligations to Executive hereunder including, without limitation, any obligation of GRMH to provide any further compensation, payments or benefits to the Executive after the effective date of such termination.

5.2.2. Termination for Good Reason. The Executive may terminate his employment with the Company for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence without the written consent of Executive, of one of the events set forth below:

(1) a material diminution in the Executive’s authority, duties or responsibilities;

(2) the reduction by GRMH of Executive’s Base Salary;

(3) any requirement that Executive relocate from his residence in Oklahoma; or

(4) any other action or inaction that constitutes a material breach by the Company of this Agreement.

The Executive must provide notice to the Company of the existence of one of the conditions described above within ninety (90) days of the Executive’s discovery of the existence of the condition. GRMH has a period of thirty (30) days after receipt of written notice from the Executive to remedy the situation. If GRMH fails to remedy the condition, the Executive may terminate his employment for Good Reason by providing a notice to GRMH within thirty (30) days of the expiration of GRMH’s period to remedy the condition. Termination for Good Reason by the Executive will not be a breach of this Agreement and will entitle Executive to the Severance Compensation.

Provided however, no Severance Compensation under this section 5.2.2 shall be due or payable to Executive after the Termination Date in the event that Executive shall assert or claim that any part of any this Agreement (including but not limited to Sections 6, 7, 8 or 9) is invalid or unenforceable, in whole or part.

5.3.	Incapacity of Executive. If the Executive suffers from a physical or mental condition which, in the reasonable judgment of GRMH, prevents the Executive in whole or in part from performing the duties specified herein for a period of six (6) consecutive months, the employment of Executive may be terminated. The termination for such incapacity shall be deemed as a termination with cause, and all compensation and benefits payable under this Agreement will be continued for six (6) months if the Executive shall be in compliance with all of the material terms of this Agreement, and no default by Executive under this Agreement shall have occurred or shall be continuing.

5.4.	Death of Executive. If the Executive should become deceased during the term of this Agreement, GRMH (i) will pay to the Executive’s estate in a single lump sum payment equal to (A) his earned but unpaid Base Salary and accrued vacation pay through the date of death and (B) an amount equal to 50% of his then Base Salary less all applicable federal and state payroll tax withholding (if any) and (ii) will maintain in full force and effect, for the continued benefit of the Executive’s spouse and his dependents, as applicable, the benefits described in Section 4.4 for six (6) months after the effective date of such termination to the extent permissible under the terms of such benefit programs, in both cases if the Executive was in compliance with all of the material terms of this Agreement and no default by the Executive under this Agreement has occurred or is continuing.

5.5.	Effect of Termination. The termination of this Agreement will terminate all obligations of the Executive to render services on behalf of GRMH, provided that the Executive will maintain the confidentiality of all information that is acquired by the Executive during the term of the Executive’s employment in accordance with Section 6 of this Agreement. Except as otherwise provided in this Section 5, no accrued bonus, severance pay or other form of compensation will be payable by GRMH to the Executive by reason of the termination of this Agreement. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, computers and laptops, software, supplies and other items relating to GRMH will remain the property of GRMH. The Executive shall have the right to retain and remove all personal property and effects that are owned by the Executive and located in the offices of GRMH. All such personal items will be removed from such offices no later than ten (10) days after the effective date of termination and GRMH shall be authorized to discard any items remaining thereafter. Prior to the effective date of termination, the Executive will cooperate with GRMH to provide for the orderly termination of the Executive’s employment.

5.6.	Condition. As a condition precedent to the right to receive the payments set forth in this Section 5, the Executive (or his personal representative) shall execute a waiver and release of all claims against GRMH and its governing body, which the Executive has or may have, in form reasonably acceptable to GRMH, other than as to the right to receive payments as provided in this Section 5 or as set forth in and applicable under Section 5.7 below and the Executive shall be and remain in compliance at all times with this Agreement. GRMH shall have the right of offset under this Agreement.

5.7.	Release of GRMH. The Executive agrees, if his employment is terminated under circumstances entitling him to payments under Section 5.1.1 or Section 5.2.2 of this Agreement, that in consideration for the payments described in Section 5.1.1 or Section 5.2.2, the Executive will execute a General Release in substantially the form attached hereto as Exhibit A, through which the Executive releases GRMH from any and all claims as may relate to or arise out of the Executive’s employment relationship (excluding claims Executive may have under any “employee pension plan” as described in Section 3(3) of ERISA or any claims under this Agreement). The form of the Release may be modified as needed to reflect changes in the applicable law or regulations that are needed to provide a legally enforceable and binding Release to GRMH at the time of execution.

6. Confidentiality. The Executive recognizes that the nature of the Executive’s services are such that the Executive will have access to information which constitutes trade secrets, and/or is of a business or confidential nature, that is of great value to GRMH. The Executive agrees not to disclose to any person other than the employees or approved legal counsel of GRMH nor use for any purpose, other than the performance of this Agreement, any such confidential information (“Confidential Information”), regardless of the source of the Confidential Information or how same shall be obtained. All such Confidential Information shall be the sole and exclusive property of GRMH, as applicable. Confidential Information includes, but is not limited to, data or material (regardless of form) which is any of the following: (a) trade secret, non-public information, or information proprietary to GRMH, (b) information pertaining to proposed or pending pharmacy acquisitions or sales, proposed or pending sleep center acquisitions, or other proposed or pending business of GRMH and (c) financial information or business plans of GRMH. The Executive agrees that the provisions of this Section 6 will survive the termination, expiration or cancellation of this Agreement for a period of two (2) years. The Executive will, upon any termination of this Agreement (or at any other time requested by GRMH), deliver to GRMH all originals and copies of the documents or materials containing Confidential Information. For purposes of this Agreement, GRMH expressly includes any of its affiliated corporations, partnerships, limited liability companies and other entities.

7. Restrictive Covenant. Notwithstanding any provision of this Agreement to the contrary, and in further consideration of the terms of this Agreement, for a period of twenty-four (24) months after Executive is no longer employed by GRMH for any reason with or without cause as applicable, the Executive will not directly or indirectly:

(a)	acquire, attempt to acquire, solicit, perform services in any capacity for, or aid another in the acquisition or attempted acquisition of an interest in any business that is involved in providing sleep disorder diagnostic services, sleep therapy or re-supply services in any city in the United States where GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities owns a pharmacy or sleep center, or that is within 40 miles of a pharmacy or sleep center location owned by GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities; or

(b)	solicit, induce, entice or attempt to entice any employee, officer or director (except the Executive’s personal secretary, if any), contractor, customer, vendor or subcontractor of GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities to terminate or breach any relationship with GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities; or

(c)	solicit, induce, entice or attempt to entice any customer, vendor or subcontractor of GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities to cease doing business with GRMH or any of its affiliated corporations, partnerships, limited liability companies or other entities.

Executive agrees that the Executive will not circumvent or attempt to circumvent the foregoing agreements by any future arrangement or through the actions of a third party.

Executive agrees the above separate restrictions will not work any undue hardship on Executive, such restrictions are reasonable and that such restrictions will not keep Executive from earning a living or obtaining reasonable employment. Executive is a stockholder of GRMH and former direct member of SDC Holdings, LLC and ApothecaryRx, LLC, both wholly-owned subsidiaries of GRMH and agrees that the restrictions herein are in further consideration thereof, this Agreement and the sale and transfer of all goodwill associated with the former ownership of Company held by Executive pursuant to that certain Exchange Agreement dated November 19, 2007.

8. Proprietary Matters. The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, applications, patents, copyrights, trade names, trademarks, know-how, trade secrets, or other proprietary matters (“Proprietary Items”) that are principally related to the business of GRMH and which were generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive’s regular working hours or otherwise, and whether patentable, subject to copyright or trademark protection or not, will be the sole and exclusive property of GRMH. Whenever requested by GRMH (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things reasonably necessary or appropriate in order to permit GRMH to: (a) assign and convey or otherwise make available to GRMH the sole and exclusive right, title, and interest in and to the Proprietary Items; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for the Proprietary Items. In the event any action requested by GRMH to be taken by the Executive after the termination of this Agreement involves more than a de minimis amount of time, GRMH shall reasonably compensate the Executive for his time.

9. Arbitration. The parties will attempt to promptly resolve any dispute or controversy arising out of or relating to this Agreement or termination of the Executive by GRMH. Any negotiations pursuant to this Section 9 shall be confidential and will be treated as compromise and settlement negotiations for all purposes. If the parties are unable to resolve the dispute, the dispute will be submitted to binding arbitration before a single arbitrator in accordance with the Rules for Commercial Cases of the American Arbitration Association and shall be undertaken pursuant to the Federal Arbitration Act. The arbitrator will be instructed and empowered to take reasonable steps to expedite the arbitration and the arbitrator’s judgment will be final and binding upon the parties subject solely to challenge on the grounds of fraud or gross misconduct. The arbitrator is not empowered to award punitive or exemplary damages but only compensatory damages and each party hereby irrevocably waives any damages or right thereto other than such compensatory damages. The arbitrator shall be empowered to apply the remedy of specific enforcement. The arbitration will be held in Oklahoma City, Oklahoma. Judgment upon any verdict in arbitration may be entered in any court of competent jurisdiction. Each party will initially bear its own costs in connection with the arbitration and the costs of the arbitrator will be borne by the party who the arbitrator determines did not prevail in the matter. The procedures specified in this Section 9 will be the sole and exclusive remedies and procedures for the resolution of disputes and controversies between the parties arising out of or relating to this Agreement. Notwithstanding the foregoing, a party may seek a preliminary injunction or other provisional judicial relief if in such party’s judgment such action is necessary to avoid irreparable damage or to preserve the status quo pending arbitration. The parties hereby consent to the exclusive jurisdiction of and proper venue in, either the Federal District Court for the Western District of Oklahoma or Oklahoma County District Court, sitting in Oklahoma County, Oklahoma (as applicable) for purposes of any permitted action in the nature of a preliminary injunction.

10. Miscellaneous. The parties further agree as follows:

10.1.	Time. Time is of the essence of each provision of this Agreement.

10.2.	Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by confirmed telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Executive:	Mr. Stanton Nelson
101 North Robinson, Suite 900
Oklahoma City, Oklahoma 73102

To GRMH:	Graymark Healthcare, Inc.
210 Park Avenue, Suite 1350
Oklahoma City, Oklahoma, 73102

10.3.	Assignment. Neither this Agreement nor any of the parties’ rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement, except that this Agreement shall be assignable to any successor in interest of GRMH or any successor in interest to substantially all of the assets of GRMH.

10.4.	Construction and Severability. This Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma, notwithstanding any conflict of law principles. The rule of construction that an agreement shall be construed against the drafter shall not apply as all parties hereto have negotiated and drafted this Agreement. If any provision of this Agreement or the application thereof to any person or circumstance is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

10.5.	Entire Agreement. Except as provided in this Agreement, this Agreement is the final, complete and exclusive expression of the agreement between GRMH and the Executive, supersedes and replaces in all respects any prior employment agreements and on execution the employment relationship between GRMH and the Executive after the effective date of this Agreement will be governed by the terms of this Agreement or any other agreements, oral or otherwise. No modification of this Agreement will be effective unless made by a written agreement executed by all of the parties. No inducement to any party exists except as set forth in this Agreement in writing. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

10.6.	Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns.

10.7.	Attorneys’ Fees. If any party institutes a permissible action or proceeding or an arbitration against any other party relating to the provisions of this Agreement or any default hereunder, the unsuccessful party to such action or proceeding will reimburse the successful party therein for the reasonable expenses of attorneys’ fees and disbursements and litigation expenses incurred by the successful party.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Stanton Nelson
STANTON NELSON

GRMH

GRAYMARK HEALTHCARE, INC.

By:	/s/ Steven List
Steven List
Compensation Committee Chairman

EXHIBIT A

NOTICE. Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor and its agencies, including the Equal Employment Opportunity Commission (EEOC), and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

This General Release is being provided to you in connection with the Amended and Restated Employment Agreement between you and Graymark Healthcare, Inc. dated as of January 1, 2012 (the “Agreement”). The federal Older Worker Benefit Protection Act requires that you have at least twenty-one (21) days, if you want it, to consider whether you wish to sign a release such as this one in connection with a special, individualized severance package. You have until the close of business twenty-one (21) days from the date you receive this General Release to make your decision. You may not sign this General Release until, at the earliest, your official date of separation from employment.

BEFORE EXECUTING THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT WITH YOUR ATTORNEY.

You may revoke this General Release within seven (7) days after you sign it and it shall not become effective or enforceable until that revocation period has expired. If you do not accept the severance package and sign and return this General Release, or if you exercise your right to revoke the General Release after signing it, you will not be eligible for the special, individualized severance package. Any revocation must be in writing and must be received by Graymark Healthcare, Inc., 101 N. Robinson, Suite 920, Oklahoma City, OK 73102, within the seven-day period following your execution of this General Release.

GENERAL RELEASE

In consideration of the special, individualized severance package offered to me by Graymark Healthcare, Inc. (the “Company”) and the separation benefits I will receive as reflected in the Amended and Restated Employment Agreement between me and Graymark Healthcare, Inc. dated as of January 1, 2012 (the “Agreement”), I hereby release and discharge Graymark Healthcare, Inc. and its predecessors, successors, affiliates, parent, subsidiaries and partners and each of those entities’ employees, officers, directors and agents (hereafter collectively referred to as the “Company”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which I may have or claim to have against the Company either as a result of my past employment with the Company and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act or 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any express or implied employment contracts, and to any claims I may have against the Company for fraudulent inducement or misrepresentation, defamation, wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims I may have against the Company which arise after the date I execute this General Release or on any vested rights I may have under any of the Company’s qualified or non-qualified benefit plans or arrangements as of or after my last day of employment with the Company, or on any of the Company’s obligations under the Agreement or as otherwise required under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (COBRA).

I have carefully reviewed and fully understand all the provisions of the Agreement and General Release, including the foregoing Notice. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

The Agreement and this General Release, including the foregoing Notice, set forth the entire agreement between me and the Company with respect to this subject. I understand that my receipt and retention of the separation benefits covered by the Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Agreement. I acknowledge that the Company gave me twenty-one (21) days to consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Agreement in exchange for this General Release. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Agreement and General Release prior to signing those documents.

Dated this         day of                    ,

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